Exhibit 10.22

February 9, 2012

Andrew Day

C/O Primus Canada

Re:	Amendment to Employment Letter by and between Andrew Day and Primus Telecommunications Canada Incorporated (the “Company”) dated February 24, 2011 (“Employment Letter”)

Dear Andrew:

The following constitutes an amendment to your Employment Letter. You and the Company agree as follows:

1.	Paragraphs 6 and 7 will be deleted. As a result the following will replace the paragraphs:

If your employment is terminated without cause by the Company, you will be entitled to twelve (12) months of separation pay based on your Annual Base Salary, a payment equaling 100% of your performance level bonus target payout which equates to 60% of your annual base salary and twelve (12) months continued current medical benefits at the time of your termination. In addition, you will be entitled to any previous years’ Board of Directors approved earned bonus payment while you were employed by the Company.

The payments set forth herein shall be paid in a lump sum payment and subject to the appropriate tax withholding and the signing of a Separation and General Release. Payment shall be made within 30 days of your signing of the Separation and General Release and if necessary, within 30 days from the previous year’s bonus being approved by the Board of Directors of the Company.

2.	All other provisions, terms and conditions of the Employment Letter will remain in full force and effect. Any discrepancies between this Amendment and the Employment Letter will be resolved pursuant to the terms of the Employment Letter.

3.	This Amendment constitutes the full amendment between the parties and there does not exist any other oral or written agreements of whatsoever kind or nature between the parties.

Yours very truly,

/s/ Peter Aquino
Peter Aquino
Chairman, President and CEO

Cc:	John Filipowicz, Chief Administration Officer

Maureen Merkler, Vice President, Human Resources, Primus Canada

Agreed and Accepted by:

Signature:	/s/ Andrew Day	Date:	Feb 9, 2012
Andrew Day